EXHIBIT 99.1

INVESTOR CONTACT Scott Wylie VP – Investor Relations Altera Corporation (408) 544-6996 swylie@altera.com	MEDIA CONTACT Anna Del Rosario Director – Public Relations Altera Corporation (408) 544-7496 anna.delrosario@altera.com

ALTERA NARROWS SECOND QUARTER REVENUE GUIDANCE

San Jose, Calif., May 31, 2005 - Altera Corporation (Nasdaq: ALTR) today announced an update to its guidance for second quarter revenues and provision for income taxes.

The company now expects that second quarter revenue will be at the higher end of its prior guidance of an increase in the range of 4 to 5%.

Sales of the company’s newest products, Stratix® II, Cyclone™ II, and MAX® II, are ramping strongly, reflecting excellent availability and strong customer acceptance. Stratix II sales-to-date have already exceeded the total first quarter result. Stratix, Cyclone, and Hardcopy® sales are all tracking ahead of prior quarter sales and are expected to contribute to growth in the quarter.

As previously disclosed, the company settled two outstanding tax audits with favorable resolutions in April. As a result, the company will record a tax benefit of $15 to $20 million in the second quarter.

Additionally, pursuant to the provisions of the American Jobs Creation Act of 2004, the company has elected to repatriate $400 million of foreign earnings. As a consequence, the company will record a tax charge of approximately $21 million in the second quarter related to the extraordinary dividend.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expect”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix,

Stratix II, Cyclone, Cyclone II, MAX II, and HardCopy II device families, the rate at which our customers’ new platforms enter production, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq:ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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